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                                                                      EXHIBIT 11

SCHEDULE OF COMPUTATION OF BASIC EARNINGS/(LOSS) PER SHARE



                                                         FOR YEARS ENDED

                                               June 30, 2000       June 30, 1999
                                               -------------       -------------
Net Loss                                       $ (5,274,043)       $ (3,166,488)
Less Preferred stock dividends                      (93,403)
                                               ------------        ------------
Subtotal                                       $ (5,367,446)       $ (3,166,488)

Number of common shares outstanding at
beginning of the year                             7,410,745           7,410,745

Weighted average number of common shares
issued as follows:
Common stock options exercised                      147,186
Private offering of common stock                  1,094,795
Common stock warrants exercised                   1,460,771
Common stock issued for services                     60,286
Conversion of debt to common stock                  779,501
                                               ------------        ------------

Weighted average number of common shares
outstanding at the end of the year               10,953,284           7,410,745

Net loss per common share                             (0.49)              (0.43)